As filed with the Securities and Exchange Commission on July 23, 2003

Registration No. 333-39371

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERLINK ELECTRONICS, INC.

(Exact name of issuer as specified in charter)

Delaware	77-0056625
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

546 Flynn Road Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

1996 Stock Incentive Plan, as amended

(Full title of the plan)

Paul D. Meyer

Interlink Electronics, Inc.

546 Flynn Road

Camarillo, California 93012

(Name and address of agent for service)

(805) 484-8855

(Telephone number, including area code, of agent for service)

Copy to:

John J. Halle

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

EXPLANATORY NOTE

Interlink Electronics, Inc. (“Interlink” or the “Company”) filed a Registration Statement on Form S-8 (No. 333-39371) in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), to register certain shares of common stock, $0.00001 par value per share (the “common stock”), which have been authorized and reserved for issuance under the Company’s 1996 Stock Incentive Plan (as subsequently amended, the “Plan”). This Post-Effective Amendment No. 1 is filed as a part of the Registration Statement and has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers of common stock defined as “control securities” under General Instruction C to Form S-8 acquired by “affiliates” (as that term is defined under Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”)) pursuant to the exercise of stock options under the Plan.

REOFFER PROSPECTUS

INTERLINK ELECTRONICS, INC.

THE OFFERING

This prospectus is being used in connection with the offering from time to time by certain officers and directors of Interlink (“selling stockholders”) or their successors in interest in shares of common stock of the Company that the selling stockholders may acquire upon the exercise of stock options granted under the Plan.

Shares of common stock offered by selling stockholders:	740,975

Offering price:

The selling stockholders may offer the shares for sale on the Nasdaq National Market at the market price at the time of the sale. The selling stockholders may also offer the shares in privately negotiated transactions either at the market price at the time of sale, at a price related to the market price or at a negotiated price. On July 22, 2003, the average of the bid and asked prices of Interlink’s common stock on the Nasdaq National Market was $5.175 per share.

Nasdaq National Market symbol:	LINK

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2003.

This prospectus incorporates important business and financial information about Interlink that is not included in or delivered with this prospectus. You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning Interlink at the following address: Attention Paul D. Meyer, Chief Financial Officer, Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, telephone (805) 484-8855. Copies of all documents requested will be provided without charge (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus).

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the circumstances and terms of the offering and for complete information about Interlink, you should read this entire document and the information incorporated by reference, including the financial statements and the notes to the financial statements.

The Company

Interlink was incorporated in California in February 1985 and reincorporated in Delaware in July 1996. The mailing address of our principal executive office is 546 Flynn Road, Camarillo, California 93012 and our telephone number is (805) 484-8855. We maintain a Website on the Internet at http://www.interlinkelectronics.com. Our Website and the information contained in it are not a part of this prospectus.

Where You Can Find More Information

Interlink is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, Interlink files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may inspect and copy any document Interlink files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Interlink’s SEC filings are also available on the SEC’s website at http://www.sec.gov.

Incorporation of Certain Documents By Reference

This prospectus is part of a registration statement on Form S-8 that Interlink filed with the SEC in accordance with the requirements of Part I of Form S-3 and General Instruction C of the Instructions to Form S-8. The SEC allows this filing to “incorporate by reference” information that Interlink previously filed with the SEC. This means that Interlink can disclose important information to you by referring you to other documents that it filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supercede this information. For further information about the Company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

-	The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

-	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to above; and

-	The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Interlink will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into the registration statement (other than exhibits to such information unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates). Written or oral requests for such information should be directed to: Paul D. Meyer, Chief Financial Officer, Interlink Electronics, Inc., 546 Flynn Road, Camarillo, California 93012, telephone (805) 484-8855.

Interlink has not authorized any person to give any information or to make any representations in connection with the sale of the shares by the selling stockholders other than those contained in this prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this prospectus. You should not assume that there has been no change in Interlink’s affairs since the date of this prospectus or that the information in this prospectus is correct as of any time after its date. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any state or under any circumstances in which such an offer or solicitation is unlawful.

THIS OFFERING

Certain selling stockholders may offer and sell, from time to time, up to 740,975 shares of Interlink’s common stock. These are shares that may be acquired by the selling stockholders upon the exercise of stock options previously granted to them pursuant to the Plan.

Options or shares of common stock may be issued under the Plan in amounts and to persons not presently known. Once the amounts and names are known, such persons, their holdings of common stock and certain other information may be included in a subsequent version of this prospectus and the related registration statement. Interlink will pay the expenses of preparing this prospectus and the related registration statement. All brokerage commissions and other expenses incurred in connection with sales by the selling stockholders will be borne by such selling stockholders.

Interlink will not receive any of the proceeds from the sale of the shares covered by this prospectus. While Interlink will receive sums upon any exercise of options by the selling stockholders, there are currently no plans for application of such sums, other than for general corporate purposes. Interlink cannot assure that any of such options will be exercised.

SELLING STOCKHOLDERS

The following table sets forth the following information regarding the beneficial ownership of common stock held by selling stockholders as of July 15, 2003: (i) the name of and position of each selling stockholder who may sell common stock pursuant to this prospectus; (ii) the number of shares of common stock owned by each selling stockholder; (iii) the number of shares of common stock offered hereunder which may be acquired by the selling stockholders pursuant to the exercise of options granted to them under the Plan; and (iv) the amount and percentage of common stock to be owned by each such selling stockholder if such selling stockholder were to sell all of the shares of common stock which may be offered pursuant to this prospectus.

Name and Position	Number of Shares of Common Stock Owned Prior to Closing(1)		Number of Shares of Common Stock to be Offered(2)	Number of Shares of Common Stock Owner/Percentage After Offering(3)
E. Michael Thoben III, Chairman of the Board, President and Chief Executive Officer	879,823	(4)	462,571	417,252 4.1%

Paul D. Meyer, Chief Financial Officer and Secretary	336,955	(5)	138,207	198,748 2.0%

Mike W. Ambrose, Sr. Vice President, Technology and Product Development	175,745	(6)	4,065	171,680 1.7%

George Gu, Director	326,356	(7)	33,000	293,356 2.9%

Eugene F. Hovanec, Director	104,431	(8)	52,633	51,708 *

Merritt M. Lutz, Director	78,207	(9)	50,499	27,708 *

Total	1,901,427		740,975	1,160,452 10.5%

*	Less than one percent.

(1)	For purposes of this table, the number of shares of common stock includes all shares of common stock that may be acquired upon the exercise of options or warrants that are exercisable within 60 days of July 15, 2003.

(2)	Represents the maximum number of shares issued under the Plan that could be sold under this prospectus if the holder exercised all of his options when vested and sold the underlying shares. It does not constitute a commitment to sell any or all of the stated number of shares. The number of shares to be sold shall be determined from time to time by each selling stockholder in his discretion. It does not include shares of common stock which may be acquired upon the exercise of options that may be granted under the Plan in the future to the selling stockholders, which information is not currently known.

(3)	Applicable percentage of ownership is based on 9,853,190 shares of common stock outstanding on July 15, 2003.

(4)	Consists of 42,259 shares of common stock and options to purchase 837,564 shares of common stock.

(5)	Consists of 11,251 shares of common stock and options to purchase 325,703 shares of common stock.

(6)	Consists of 6,251 shares of common stock and options to purchase 169,494 shares of common stock.

(7)	Includes 271,899 shares of common stock held by Force Sensor Investment Corporation, which is owned by Mr. Gu’s family, and options granted to Mr. Gu to purchase 54,457 shares of common stock.

(8)	Consists of 30,251 shares of common stock and options to purchase 74,180 shares of common stock. All shares of common stock are jointly held with his wife, Victoria Hovanec.

(9)	Consists of 6,251 shares of common stock and options to purchase 71,956 shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders have not advised the Company of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time by the selling stockholders or by their pledges, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer for its account pursuant to this prospectus; or (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and any commission received by them and any profit realized by them on the resales of shares as principals may be deemed underwriting compensation under the Securities Act. Shares of common stock covered by this prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Interlink Electronics, Inc. as of December 31, 2002 and of the year then ended have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The Exhibit Index preceding the exhibits is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on this 23rd day of July, 2003.

INTERLINK ELECTRONICS, INC.

By:	/s/ PAUL D. MEYER
Paul D. Meyer Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on July 23, 2003 in the capacities indicated.

Signature	Title

/s/ E. MICHAEL THOBEN, III E. Michael Thoben, III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ PAUL D. MEYER .Paul D. Meyer	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ *JOHN A. BUCKETT, II *John A. Buckett, II	Director

/s/ *George Gu George Gu	Director

/s/ *EUGENE F. HOVANEC *Eugene F. Hovanec	Director

/s/ *Merritt M. Lutz Merritt M. Lutz	Director

*By:	/s/ PAUL D. MEYER
Paul D. Meyer Attorney In Fact

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

5.1	Opinion of Stoel Rives LLP.***

23.1	Consent of KPMG LLP.

23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Power of Attorney of E. Michael Thoben, III.*

24.2	Power of Attorney of George Gu.*

24.3	Power of Attorney of Eugene F. Hovanec.*

24.4	Power of Attorney of Merritt M. Lutz.*

24.5	Power of Attorney of Paul D. Meyer.*

24.6	Power of Attorney of John A. Buckett, II.**

* Previously filed with the Company’s Registration Statement on Form S-8 filed with the Commission on November 3, 1997 (Registration No. 333-39371).

**Previously filed with the Company’s Registration Statement on Form S-8 filed with the Commission on January 18, 2001 (Registration No. 333-53870).

*** Previously filed with the Company’s Registration Statement on Form S-8 filed with the Commission on November 3, 1997 (Registration No. 333-39371).